Exhibit 10.2

AMENDED AND RESTATED DIRECTOR INDEXED FEE
CONTINUATION PLAN AGREEMENT

This Amended and Restated Director Indexed Fee Continuation Plan Agreement is made and entered into this 31st day of December, 2008 (the “Effective Date”), by and between The Centreville National Bank of Maryland, a national banking association (the “Bank”), and _________________ (the “Director”).

Recitals

WHEREAS, the Bank and the Director are parties to a Director Indexed Fee Continuation Plan Agreement effective as of January 7, 1997 (the “Original Agreement”), which, in consideration of the Director’s faithful service to the Bank, is intended to provide for the payment of a benefit by the Bank to the Director and/or his beneficiaries upon the Director’s retirement from the Board of Directors of the Bank.

WHEREAS, the Original Agreement was amended on July 8, 1997 and on June 23, 1998.

WHEREAS, the parties wish to further amend the Original Agreement to ensure that it complies with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance issued by the Internal Revenue Service adopted or issued thereunder, and to restate the Original Agreement as amended.

Therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Director agree to amend and restate the Original Agreement to read as follows:

Agreement

I.	DEFINITIONS

A.	Effective Date:

The effective date of this Agreement shall be Effective Date.

B.	Plan Year:

Any reference to “year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “year” shall mean the period from the effective date to December 31 of the year of the effective date.

C.	Normal Retirement Date:

The Normal Retirement Date shall mean the first day of the month coincident with or next following the date the Director retires from service as a Bank director on or after his sixty-fifth (65th) birthday.

D.	Early Retirement Date:

Early Retirement Date shall mean the date the Director retires from service as a Bank director on or after his fifty-fifth (55th) birthday but before his sixty-fifth (65th) birthday.

E.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director. Prior to termination of service or the Director's retirement (early or normal), such liability reserve account shall be increased or decreased each year by an amount equal to the annual earnings or loss for the year determined by the Index, less the Cost of Funds Expense for that year.

F.	Index Retirement Benefit:

The Index Retirement Benefit for the Director for any year shall be equal to the excess of the annual earnings (if any) determined by the Index for that year over the Cost of Funds Expense for that year.

G.	Index:

The Index for any year shall be the aggregate annual after-tax income from the life insurance contract described hereinafter as defined by FASB Technical Bulletin 85-4.

Insurance Company:
Policy Form:
Policy Name:
Insured's Age and Sex:
Riders:
Ratings:
Option:
Face Amount:
Premiums Paid:
Number of Premiums Paid:
Assumed Purchase Date:

If such contracts of life insurance are actually purchased by the Bank then the actual policies as of the dates they were purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above described policies were purchased from the above named insurance company(ies) on the effective date from which the increase in policy value will be used to calculate the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and his beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank.

H.	Cost of Funds Expense:

The Cost of Funds Expense for any year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed policies described above plus the amount of any after-tax benefits paid to the Director pursuant to this Agreement (Paragraph III hereinafter) plus the amount of all previous years after-tax Costs of Funds Expense, and multiplying that sum by the average after-tax Cost of Funds of the Bank's third quarter Call Report for the Plan Year as filed with the Office of the Comptroller of the Currency.

I.	Change Of Control:

Change of Control shall means a change in the ownership of a corporation, a change in the effective control of a corporation, or a change in the ownership of a substantial portion of a corporation’s assets, as such terms are defined in Treasury Reg. §1.409A-3(i)(5).

J.	Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a Director’s retirement or other event involving the Director’s cessation of  services as a Bank director, such payment(s) shall not be made unless such event constitutes a “Separation from Service”  as defined in Treasury Reg. §1.409A-1(h).

II.	NO EMPLOYMENT RIGHTS CREATED

This Agreement does not create, and shall not be deemed to create, any legal or equitable right of the Director to serve as an employee of or to continue service as a director of the Bank, nor shall it restrict or limit any existing employment agreement by and between the Bank and the Director.

III.	INDEX BENEFITS

A.	Normal Retirement:

Upon his Normal Retirement Date, the Director shall be entitled to receive the balance in his Pre-Retirement Account in fifteen (15) equal annual installments commencing within thirty (30) days following the Normal Retirement Date and with subsequent installments paid within thirty (30) days following each anniversary of the Normal Retirement Date. In addition to these payments, the Index Retirement Benefit for each year shall be paid to the Director in annual installments, commencing within thirty (30) days following the Normal Retirement Date and with subsequent installments paid within thirty (30) days following each anniversary of the Normal Retirement Date, until the Director’s death.

B.	Early Retirement:

Upon his Early Retirement Date, the Director shall be entitled to receive the balance in his Pre-Retirement Account in fifteen (15) equal annual installments commencing within thirty (30) days following his sixty-fifth (65th) birthday and with subsequent installments paid within thirty (30) days following each anniversary of his sixty-fifth (65th) birthday. In addition to these payments, the Index Retirement Benefit for each year shall be paid to the Director in annual installments, commencing within thirty (30) days following his sixty-fifth (65th) birthday and with subsequent installments paid within thirty (30) days following each anniversary of his sixty-fifth (65th) birthday, until the Director’s death.

C.	Death:

Should the Director die after his fifty-fifth (55th) birthday, while serving as a Bank director or having retired from service as a Bank director on or after his fifty-fifth (55th) birthday, but before having received his entire Pre-Retirement Account, the unpaid balance of the Pre-Retirement Account shall be paid in a lump sum to the beneficiary selected by the Director and filed with the Bank. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Director's estate. In either case, such lump sum shall be paid within (60) days after the Director’s death.

D.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

E.	Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions to the Director on account of a Separation from Service may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Internal Revenue Code Section 409A, the Director is considered a “specified employee” (under Code Section 416(i), disregarding Code Section 416(i) and using the definition of compensation under Treasury Reg. §1.415(c)-2(d)(4)) of the Bank and if, on the date of such Separation from Service, any stock of the Bank is publicly traded.  In the event a distribution is delayed pursuant to this subparagraph, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first (1st) day of the seventh (7th) month following Separation from Service.  If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first (1st) day of the seventh (7th) month, after which all installment payments shall be made on their regular schedule.  If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the (1st) day of the seventh (7th) month.

F.	Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Reg. §1.409A-3(j)(4) to the Director of deferred amounts (including a lump sum distribution upon revocation of the Agreement under Section VI.C.), provided that such distribution(s) meets the requirements of §1.409A-3(j)(4).

G.	Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to the time and form of benefit distributions.  Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement.  Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Bank, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)
the payment (except in the case of death) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

IV.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Director, his beneficiary(ies) or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the exact nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Director be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.	CHANGE OF CONTROL

If the Director’s employment is involuntarily terminated following a Change of Control and before his sixty-fifth (65th) birthday, he shall receive the benefits described in Section III.A. as if he had continuously served as a Bank director until his sixty-fifth (65th) birthday. Such benefits shall be paid in the form of payment described in Section III.A., with installments commencing within thirty (30) days of the Director’s sixty-fifth (65th) birthday and with subsequent installments paid within thirty (30) days following each anniversary of his sixty-fifth (65th birthday). If a Director described in the preceding sentence dies before having received his entire Pre-Retirement Account, the unpaid balance of the Pre-Retirement Account shall be paid in a lump sum to the beneficiary selected by the Director and filed with the Bank (or, in the absence of such beneficiary, to the personal representative of his estate) within sixty (60) days after the Director’s death. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

VI.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Director, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

B.	Binding Obligation of Bank and any Successor in Interest:

The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiary(ies), heirs and personal representatives.

C.	Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Director, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Director and the Bank.  Upon revocation of the Agreement, payment of benefits will be made only when they would otherwise become payable under the provisions of the Agreement.  Notwithstanding the preceding sentence, payment of benefits will be made in one lump sum payment of cash upon revocation of the Agreement if the Agreement is revoked and liquidated in accordance with the Treasury Reg. §1.409A-3(j)(4)(ix).

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Entire Agreement; Effect on Other Bank Benefit Plans:

This Agreement embodies and constitutes the entire agreement of the parties with respect to the subject matter hereof.  Any and all prior agreements or understandings with respect to such matters are hereby superseded.

Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Maryland to the extent not preempted by federal law.

VII.	ERISA PROVISIONS

A.	Treatment under ERISA.

This Agreement is intended to be an arrangement maintained primarily to provide supplemental retirement benefits for the Director for purposes of the Employee Retirement Security Act of 1974 (“ERISA”).  The Director was fully advised of the Bank’s financial status and had substantial input in the design and operation of this Agreement.

B.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this plan shall be The Centreville National Bank of Maryland.  As Named Fiduciary and Administrator, The Centreville National Bank of Maryland shall be responsible for the management, control and administration of the Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

C.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Director (or to his beneficiary in the case of the Director's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within ninety (90) days from the date payments are refused. The Named Fiduciary and Administrator and the Bank shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Administrator fails to take any action within the aforesaid ninety-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Named Fiduciary and Administrator shall then review the second claim and provide a written decision within ninety (90) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Bank, and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day first above written.

ATTEST:		THE CENTREVILLE NATIONAL BANK OF MARYLAND:

	By:	/s/ Carol E. Brownawell
Carol E. Brownawell, EVP/CFO

WITNESS:		DIRECTOR: